Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Long-term Incentive Plan of Comstock Resources, Inc. of our reports dated March 1, 2019, with respect to the consolidated financial statements of Comstock Resources, Inc. and the effectiveness of internal control over financial reporting of Comstock Resources, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young llp

Dallas, Texas,

June 4, 2019